Exhibit T3A-1

CERTIFICATE OF INCORPORATION

OF

WCI STEEL ACQUISITION, INC.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that:

FIRST:  The name of this corporation is WCI Steel Acquisition, Inc.

SECOND:           Its Registered Office in the State of Delaware is to be located at
160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The Registered Agent in charge thereof is National Registered Agents, Inc.

THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:          The amount of the total authorized capital stock of the corporation is 50 million shares (50,000,000), all of which are of a par value of $.0001 dollar per share each, and of which 35 million (35,000,000) shares will be classified as Common Stock and 15 million (15,000,000) shares will be classified as Preferred Stock.

FIFTH:    The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Cynthia Bezik	c/o McDermott Will & Emery LLP
28 State Street
Boston, MA 02109-1775

SIXTH:               The duration of the corporation shall be perpetual.

SEVENTH:   The Board of Directors on its own action shall have the power to amend the Certificate of Incorporation prior to the issuance of any capital stock of the corporation.

EIGHTH:            The Board of Directors on its own action shall have the power to adopt, amend, or repeal the bylaws.

NINTH:    The corporation shall, to the fullest extent legally permissible under theprovisions of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, or resolution adopted by the shareholders entitled to vote thereon after notice. The corporation shall be entitled to purchase insurance for the benefit of the officers and directors of the corporation to provide indemnification as provided by this article.

[Signature Page Follows]

This Certificate of Incorporation is executed by the Incorporator under seal as of this 20th day of March, 2006, and shall be filed with the Secretary of State of the State of Delaware and with the records of the minutes of the corporation.

/s/ Cynthia Bezik
Cynthia Bezik, Incorporator